Exhibit 99.1

Tivic Health Systems, Inc.
Stock Option Grant Notice
Inducement Grant

FOR GOOD AND VALUABLE CONSIDERATION, Tivic Health Systems, Inc., a Delaware corporation (the “Company”), hereby grants to the Optionee named below, a stock option (the “Option”) to purchase any part or all of the specified number of shares of its Common Stock (“Option Shares”), upon the terms and subject to the conditions set forth in this Stock Option Grant Notice (the “Grant Notice”), at the specified purchase price per share without commission or other charge. The Option has been granted as an “inducement” award under Nasdaq Listing Rule 5635(c)(4) in connection with the Company’s acquisition of certain assets of Scorpius Holdings, Inc. (“Scorpius”) pursuant to that certain Asset Purchase Agreement, dated December 9, 2025, by and between the Company and Scorpius, and the Stock Option Agreement (the “Option Agreement”), attached hereto, and has been granted outside of the Company’s Amended and Restated 2021 Equity Incentive Plan (as may be amended from time to time, the “Plan”), or any other established equity incentive plan of the Company. Notwithstanding the foregoing, the Option shall be subject to the same terms as set forth in the Plan and will be governed in all respects as though it were issued under the Plan, and unless otherwise defined herein, the terms defined in the Plan will have the same defined meanings in this Grant Notice.

Optionee:
Date of Grant:
Vesting Commencement Date:
Number of Option Shares:
Exercise Price (Per Share):	$
Total Exercise Price:
Expiration Date:	Ten years after Date of Grant

1.	Type of Grant:	☐ Incentive Stock Option	☐ Nonstatutory Stock Option
2.	Exercise Schedule:	☒ Same as Vesting Schedule	☐ Early Exercise Permitted

3. Vesting Schedule: Except as otherwise herein provided or as set forth in the Option Agreement, the number of Option Shares that are vested (disregarding any resulting fractional share) as of any date shall be determined as follows: (i) no Option Shares will be vested prior to the Vesting Commencement Date; (ii) twenty-five percent (25%) of the Option Shares will be vested and exercisable upon the one (1) year anniversary of the Vesting Commencement Date; and (iii) the remaining Option Shares will vest and become exercisable in a series of twelve (12) successive equal quarterly installments, rounded downward to the nearest whole share, measured from the first (1st) anniversary of the Vesting Commencement Date, such that 100% of the Option Shares will be vested and exercisable upon the fourth (4th) anniversary of the Vesting Commencement Date; provided, however, that there has not been a Termination of Service as of each such date.

In no event will the Option become exercisable for any additional Option Shares after a Termination of Service and the Option and the Optionee’s right to acquire any Option Shares hereunder will immediately terminate upon a Termination of Service.

4. Change in Control. Notwithstanding the provisions of Section 3 hereof, in the event of a Change in Control (as defined in the Plan):

(a) Provided that there has not been a Termination of Services as of such date, the right to exercise this Option shall accelerate automatically and vest in full, and this Option shall become exercisable as to all of the Option Shares, effective as of immediately prior to the consummation of the Change in Control (as defined in the Plan) unless this Option is to be assumed by the acquiring or successor entity (or parent thereof) or a new option or New Incentives are to be issued in exchange therefor, as provided in Section 4(b) below. If the vesting of this Option will accelerate pursuant to this Section 4(a), then the Board shall cause written notice of the Change in Control transaction to be given to the Optionee not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

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(b) The vesting of this Option shall not accelerate if and to the extent that: (i) this Option (including the unvested portion thereof) is to be assumed by the acquiring or successor entity (or parent thereof) or a new option of comparable value is to be issued in exchange therefor pursuant to the terms of the Change in Control transaction, or (ii) this Option (including the unvested portion thereof) is to be replaced by the acquiring or successor entity (or parent thereof) with other incentives of comparable value under a new incentive program (“New Incentives”) containing such terms and provisions as the Board in its discretion may consider equitable. If this Option is assumed, or if a new option of comparable value is issued in exchange therefor, then this Option or the new option shall be appropriately adjusted, concurrently with the Change in Control, to apply to the number and class of securities or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the Shares issuable upon exercise of this Option had this Option been exercised immediately prior to the Change in Control, and appropriate adjustment also shall be made to the Exercise Price such that the aggregate Exercise Price of this Option or the new option shall remain the same as nearly as reasonably practicable.

(c) If the provisions of Section 4(b) above apply, then this Option, the new option or the New Incentives shall continue to vest in accordance with the provisions of Section 3 hereof and shall continue in effect for the remainder of the term of this Option in accordance with the provisions hereof. However, in the event of an Involuntary Termination (as defined below), which results in Optionee’s Termination of Service, within twelve (12) months following such Change in Control, then vesting of this Option, the new option or the New Incentives, as applicable, shall accelerate in full automatically effective upon such Involuntary Termination.

(d) “Involuntary Termination” shall mean Optionee’s Termination of Service by reason of:

(A) Optionee’s involuntary dismissal or discharge by the Company, or by the acquiring or successor entity (or parent or any subsidiary thereof employing the Optionee) for reasons other than Cause (as defined in the Option Agreement), or

(B) Optionee’s voluntary resignation following (x) a change in Optionee’s position with the Company, the acquiring or successor entity (or parent or any subsidiary thereof) which materially reduces Optionee’s duties and responsibilities (provided that a change in title alone shall not be sufficient to constitute such a change), (y) a reduction in Optionee’s level of compensation (including base salary, fringe benefits and target bonus under any performance based bonus or incentive programs) by more than twenty percent (20%), or (z) a relocation of Optionee’s principal place of employment by more than thirty (30) miles; provided, however, that any resignation by Optionee due to any of the foregoing conditions specified in this clause (B) shall only be deemed an Involuntary Termination if: (i) Optionee gives the Company written notice of the intent to terminate pursuant to this clause (b) within sixty (60) days following the first occurrence of the condition(s) that Optionee believes constitutes an Involuntary Termination, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from Optionee; and (iii) Optionee actually resigns Optionee’s employment within the first sixty (60) days after expiration of the Cure Period.

(e) The provisions of this Section shall not limit the grounds for the dismissal or discharge of Optionee or any other individual in the service of the Company, the acquiring or successor entity (or parent or any subsidiary thereof).

5. Payment: By one or a combination of the following items (described in the Plan):

☒ By cash or check or as may be otherwise approved by the Board from time to time

☐ By net exercise, if the Company has established procedures for net exercise

6. Additional Terms/Acknowledgements: The undersigned Optionee acknowledges receipt of, and understands and agrees to, this Grant Notice, the Option Agreement, and the Plan. Further, by their signatures below, the Company and the Optionee agree that the Option is governed by this Grant Notice and by the provisions of the Plan (despite the fact that the Option was granted outside of the Plan) and the Option Agreement, both of which are attached to and made a part of this Grant Notice. Optionee acknowledges receipt of copies of the Plan and the Option Agreement, represents that the Optionee has read and is familiar with their provisions, and hereby accepts the Option subject to all of their terms and conditions. Optionee further acknowledges that, as of the Date of Grant, this Grant Notice, the Option Agreement and the Plan (despite the fact that the Option was granted outside of the Plan) set forth the entire understanding between Optionee and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject.

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*Optionee understands and acknowledges that: (i) the vesting of the Option Shares will terminate upon a Termination of Service (as defined in the Plan), and (ii) the Option may generally only be exercisable for a short period of time following a Termination of Service, and will thereafter terminate.

Tivic Health Systems, Inc.	Optionee:

By:
Lisa Wolf, CFO	Signature
Title:	Date:
Date:

Attachments:	(I) Option Agreement (II) Amended and Restated 2021 Equity Incentive Plan, as amended (III) Notice of Exercise

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Attachment I

Tivic Health Systems, Inc.
Stock Option Agreement
Inducement Grant

Pursuant to the Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement (this “Option Agreement”), Tivic Health Systems, Inc., a Delaware corporation (the “Company”), has granted to Optionee an option (the “Option”) to purchase the number of shares of the Company’s Common Stock indicated in Optionee’s Grant Notice, at the exercise price indicated in such Grant Notice. The Option has been granted as an “inducement” award under the Nasdaq Listing Rule 5635(c)(4), and has been granted outside of the Company’s Amended and Restated 2021 Equity Incentive Plan (as may be amended from time to time, the “Plan”) or any other established equity incentive plan of the Company. Notwithstanding the foregoing, the Option shall be subject to the same terms as set forth in the Plan and will be governed in all respects as though it were issued under the Plan. This Option Agreement is incorporated by reference into and made a part of the Grant Notice. Whenever capitalized terms are used in this Option Agreement, they shall have the meaning specified (i) in the Plan, (ii) in the relevant Grant Notice, or (iii) below, unless the context clearly indicates to the contrary.

The details of the Option granted to Optionee are as follows:

1. Term of Option. Subject to the maximum time limitations in Sections 5(b) and 6(a) of the Plan, the term of the Option shall be the period commencing on the Date of Grant and ending on the Expiration Date (as defined in the Grant Notice), unless terminated earlier as provided herein or in the Plan.

2. Exercise Price. The Exercise Price of the Option granted hereby shall be as provided in the Grant Notice.

3. Exercise of Option.

(a) The Grant Notice sets forth the rate at which the Option Shares shall become subject to purchase (“vest”) by Optionee.

(b) In the event of a Change in Control of the Company, except as otherwise may be provided in the Plan or Grant Notice, the vesting of the Option shall not accelerate, and the Option shall terminate if not exercised (to the extent then vested and exercisable) at or prior to such Change in Control.

(c) Optionee shall exercise the Option, to the extent exercisable, in whole or in part, by sending written notice to the Company on a Notice of Exercise in the form attached to the Grant Notice of his or her intention to purchase Option Shares hereunder, together with a check in the amount of the full purchase price of the Option Shares to be purchased, or such other form of payment as permitted by the Grant Notice. Except as otherwise consented to by the Company, Optionee shall not exercise the Option at any one time with respect to less than five percent (5%) of the total Option Shares set forth in the Grant Notice unless Optionee exercises all of the Option then vested and exercisable.

(d) If the Option is an Incentive Stock Option, by Optionee’s exercise of the Option, Optionee agrees that he or she will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of the Option that occurs within two (2) years after the date of the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of the Option.

(e) Optionee agrees to complete and execute any additional documents which the Company reasonably requests that Optionee complete in order to comply with applicable federal, state and local securities laws, rules and regulations.

(f) Subject to the Company’s compliance with all applicable laws, rules and regulations relating to the issuance of such Option Shares and Optionee’s compliance with all the terms and conditions of the Grant Notice, this Option Agreement, and the Plan, the Company shall promptly deliver the Option Shares to Optionee.

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(g) Except as otherwise provided herein or in the Plan, the Option may be exercised during the lifetime of Optionee only by Optionee.

(h) In the event that Optionee is an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), Optionee may not exercise his or her Option until the later of (i) the date that he or she shall have completed at least six (6) months of service to the Company measured from the Date of Grant specified in Optionee’s Grant Notice, or (ii) the date set forth in the Grant Notice for when the Option is first exercisable.

4. Exercise Prior to Vesting (“Early Exercise”). If expressly permitted by the Grant Notice and subject to the provisions of this Option Agreement, Optionee may, at any time that is both (i) prior to a Termination of Service; and (ii) prior to the Expiration Date, elect to exercise all or part of the Option, including the nonvested portion of the Option; provided, however, that:

(a) a partial exercise of the Option shall be deemed to cover first any vested Option Shares and then the earliest vesting installment(s) of unvested Option Shares;

(b) any Option Shares so purchased from installments which have not vested as of the date of exercise shall be subject to a purchase option in favor of the Company, pursuant to an Early Exercise Stock Purchase Agreement in form satisfactory to the Company;

(c) Optionee shall enter into the Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

(d) as provided in the Plan, if the Option is an Incentive Stock Option, to the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which the Option plus all other Incentive Stock Options held by Optionee are exercisable for the first time during any calendar year (under all plans of the Company and its Affiliates) exceeds One Hundred Thousand Dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

5. Option Not Transferable. The Option granted hereunder shall not be transferable in any manner other than as provided in Section 6(d) of the Plan. More particularly (but without limiting the foregoing), the Option may not be assigned, transferred (except as expressly provided in the Plan), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

6. Termination of Option.

(a) To the extent not previously exercised, the Option shall terminate on the Expiration Date; provided, however, that except as otherwise provided in this Section 6 or as otherwise determined by the Administrator, the Option may not be exercised more than sixty (60) days after the Termination of Service of Optionee for any reason (other than for Cause, as defined below, or upon Optionee’s death or Disability). Within such sixty (60)-day period, except as may otherwise be specifically provided in this Option Agreement or any other agreement between Optionee and the Company which has been approved by the Board, Optionee may exercise the Option only to the extent the same was exercisable on the date of such termination and said right to exercise shall terminate at the end of such period.

(b) In the event of the Termination of Service of Optionee as a result of Optionee’s Disability, the Option shall be exercisable for a period of six (6) months from the date of such termination, but in no event later than the Expiration Date and only to the extent that the Option was exercisable on the date of such termination.

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(c) In the event of the Termination of Service of Optionee as a result of Optionee’s death, the Option shall be exercisable by Optionee’s estate (or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution) for a period of twelve (12) months from the date of such termination, but in no event later than the Expiration Date and only to the extent that Optionee was entitled to exercise the Option on the date of death.

(d) In the event of the Termination of Service of Optionee for Cause (as defined below), unless otherwise determined by the Administrator, (A) the Option shall expire as of the date of the first occurrence giving rise to such termination or upon the Expiration Date, whichever is earlier; (B) Optionee shall have no rights with respect to any unexercised portion of the Option; and (C) any Option Shares issued in respect of the exercise of the Option on or after the date of the first act and/or event constituting Cause shall have occurred shall be deemed to have been issued in respect of an expired option, and shall thereupon be deemed null and void ab initio, and Optionee shall have no claims to, or rights in, any such Option Shares. “Cause” means with respect to Optionee, the occurrence of any of the following events, as reasonably determined by the Administrator in each case: (i) Optionee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Optionee’s commission, or attempted commission, of, or participation in, a fraud or act of dishonesty against the Company or any Affiliate, or any of their respective employees, officers or directors; (iii) Optionee’s intentional, material violation of any contract or agreement between the Optionee and the Company or any Affiliate or of any statutory duty owed to the Company or any Affiliate; (iv) Optionee’s unauthorized use or disclosure of the Company’s or an Affiliate’s material confidential information or trade secrets; (v) Optionee’s gross misconduct in connection with Optionee’s service to the Company or an Affiliate; or (vi) Optionee’s failure to promptly return all documents and other tangible items belonging to the Company or its Affiliates in the Participant’s possession or control, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents or information contained therein, upon a Termination of Service for any reason. “Cause” shall not require that a civil judgment or criminal conviction have been entered against, or guilty plea shall have been made by, Optionee regarding any of the matters referred to in clauses (i) through (vi). Accordingly, the Administrator shall be entitled to determine “Cause” based on the its good faith belief. If the Optionee is criminally charged with a felony or similar offense, that shall be a sufficient, but not a necessary, basis for such a belief. Unless otherwise specifically provided in the Grant Notice, the foregoing definition of “Cause” shall apply for all purposes relating to the Option, notwithstanding any employment or other agreement by and between Optionee and the Company or any Affiliate thereof that defines a termination on account of “Cause” (or a term having similar meaning).

(e) Notwithstanding the foregoing, the Option is subject to earlier termination upon a Change in Control, as provided in Section 3(b) above and in Section 11 of the Plan, or upon the dissolution of the Company. If the Option will terminate in connection with a Change in Control, the Company shall provide written notice to Optionee of a proposed transaction constituting a Change in Control, not less than ten (10) days prior to the anticipated effective date of the proposed transaction.

(f) Notwithstanding anything herein to the contrary, no portion of any Option which is not exercisable by Optionee upon the Termination of Service of such Optionee shall thereafter become exercisable, regardless of the reason for such termination, except as may otherwise be specifically provided in this Option Agreement or any other agreement between Optionee and the Company which has been approved by the Administrator.

7. No Right to Continued Service. The Option does not confer upon Optionee any right to continue as an Employee or Director of, or Consultant to, the Company or an Affiliate, nor does it limit in any way the right of the Company or an Affiliate to terminate Optionee’s employment or other relationship with the Company or an Affiliate, at any time, with or without Cause.

8. Notice of Tax Election. If Optionee makes any tax election relating to the treatment of the Option Shares under the Internal Revenue Code of 1986, as amended, Optionee shall promptly notify the Company of such election.

9. Acknowledgments of Optionee. Optionee acknowledges and agrees that:

(a) If the Grant Notice provides that the Option is an Incentive Stock Option, although the Company has made a good faith attempt to qualify the Option as an incentive stock option within the meaning of Sections 421, 422 and 424 of the Code (if the Grant Notice provides that the Option is an Incentive Stock Option), the Company does not warrant that the Option granted herein constitutes an “incentive stock option” within the meaning of such sections, or that the transfer of Option Shares will be treated for federal income tax purposes as specified in Section 421 of the Code.

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(b) If the Grant Notice provides that the Option is an Incentive Stock Option, Optionee shall notify the Company in writing within fifteen (15) days of each disposition (including a sale, exchange, gift or a transfer of legal title) of the Option Shares made within two years after the issuance of such Option Shares.

(c) If the Grant Notice provides that the Option is an Incentive Stock Option, Optionee understands that if, among other things, he or she disposes of any Option Shares granted within two years of the granting of the Option to him or her or within one year of the issuance of such shares to him or her, then such Option Shares will not qualify for the beneficial treatment which Optionee might otherwise receive under Sections 421 and 422 of the Code.

(d) Optionee and his or her transferees shall have no rights as a shareholder with respect to any Option Shares until the date of the issuance of such Option Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Option Shares are issued, except as provided in Section 11 of the Plan.

(e) If the Grant Notice provides that the Option is an Incentive Stock Option, certificates representing Option Shares acquired pursuant to the exercise of Incentive Stock Options shall be imprinted with the following legend:

THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON EXERCISE OF AN INCENTIVE STOCK OPTION AS DEFINED IN SECTION 422 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (“ISO”). IN ORDER TO OBTAIN THE PREFERENTIAL TAX TREATMENT AFFORDED TO ISOs, THE SHARES SHOULD NOT BE TRANSFERRED PRIOR TO THE LATER OF (A) TWO YEARS AFTER THE DATE OF GRANT OF SUCH ISO, OR (B) ONE YEAR AFTER THE DATE OF EXERCISE OF SUCH ISO. SHOULD THE REGISTERED HOLDER ELECT TO TRANSFER ANY OF THE SHARES PRIOR TO SUCH DATE AND FOREGO ISO TAX TREATMENT, THE TRANSFER AGENT FOR THE SHARES SHALL NOTIFY THE CORPORATION IMMEDIATELY. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE INCENTIVE STOCK OPTION IN THE REGISTERED HOLDER'S NAME (AND NOT IN THE NAME OF ANY NOMINEE) PRIOR TO THIS DATE OR UNTIL TRANSFERRED AS DESCRIBED ABOVE.

10. Withholding Obligations. Whenever Option Shares are to be issued under this Option Agreement, the Company shall have the right to require Optionee to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to issuance and/or delivery of any certificate or certificates for such Option Shares.

11. No Obligation to Notify. The Company shall have no duty or obligation to Optionee to advise Optionee as to the time or manner of exercising the Option. Furthermore, except as specifically set forth herein or in the Plan, the Company shall have no duty or obligation to warn or otherwise advise Optionee of a pending termination or expiration of the Option or a possible period in which the Option may not be exercised. The Company has no duty or obligation to minimize the tax consequences of the Option granted to Optionee.

12. Miscellaneous.

(a) This Option Agreement shall bind and inure to the benefit of the parties’ heirs, legal representatives, successors and permitted assigns.

(b) This Option Agreement, the Grant Notice and the Plan (despite the fact that the Option was granted outside of the Plan), constitute the entire agreement between the parties pertaining to the subject matter contained herein and they supersede all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Option Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Option Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. In the event there exists any conflict or discrepancy between any of the terms in the Plan and this Option Agreement, the terms of this Option Agreement shall be controlling. A copy of the Plan has been delivered to Optionee and also may be inspected by Optionee at the principal office of the Company.

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(c) Should any portion of the Plan, the Grant Notice or this Option Agreement be declared invalid and unenforceable, then such portion shall be deemed to be severable from this Option Agreement and shall not affect the remainder hereof.

(d) All notices, consents, requests, demands and other communications required or permitted under this Option Agreement shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally; (ii) two (2) days following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee; (iii) five (5) days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid; and (iv) when delivered by electronic (email) transmission or facsimile, provided, however, that such email or facsimile is followed by delivery thereof in any of the manners set forth on clauses (i) through (iii) hereof, in each case, addressed to the parties at their respective addresses. All communications shall be sent to the Company at its principal executive office, and to Optionee at the address set forth in the Company’s records, or at such other address as the Company or Participant may designate by ten (10) days advance written notice to the other party hereto.

(e) This Option Agreement shall be construed according to the laws of the State of Delaware.

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Attachment II

Amended and Restated 2021 Equity Incentive Plan, as Amended

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Attachment III

Notice Of Exercise

Tivic Health Systems, Inc.
_________________________________

_________________________________

Date of Exercise:_________________________________

Ladies and Gentlemen:

This constitutes notice under the stock option (the “Option”) granted to me by Tivic Health Systems, Inc. (the “Company” or “you”) that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):	Incentive ☐	Nonstatutory ☐

Stock option dated:	_______________	_______________

Number of shares as to which option is exercised:	_______________	_______________

Certificates to be issued in name of:	_______________	_______________

Total exercise price:	$______________	$______________

Cash or check payment delivered herewith:[1]	$______________	$______________

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Company’s Amended and Restated 2021 Equity Incentive Plan (as may be amended from time to time, the “Plan”) (despite the fact that the Option was granted outside of the Plan), (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this Option, and (iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the shares of Common Stock (the “Option Shares”) issued upon exercise of this Option that occurs within two (2) years after the date of grant of this Option or within one (1) year after the Option Shares are issued upon exercise of this Option.

I acknowledge that all certificates representing any of the Option Shares subject to the provisions of the Option Agreement shall have endorsed thereon appropriate legends reflecting restrictions pursuant to the Option Agreement, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws, as amended, and/or applicable securities laws.

Very truly yours,

________________________________________

 _____________________________

1 Or such other form of payment as permitted by the Grant Notice or as may otherwise be approved by the Board from time to time.

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